Exhibit 10.2
IXIA
OFFICER SEVERANCE PLAN

(As Amended and Restated effective February 12, 2016)

WHEREAS, Ixia (“Ixia” or the “Company”) previously adopted the Officer Severance Plan effective September 1, 2000 (the “OSP” or “Plan”), in order to provide severance benefits to certain officers of the Company; and
WHEREAS, the Company reserved the right to amend the OSP pursuant to Section 10(g) thereof; and
WHEREAS, the Company amended and restated the OSP effective January 1, 2009 in the form of the Ixia Officer Severance Plan (As Amended and Restated effective January 1, 2009), which plan was amended pursuant to that certain Amendment No. 1 dated December 21, 2012 (the “2009 OSP”); and
WHEREAS, the Company desires to amend and restate the 2009 OSP to make certain clarifications and changes therein;
NOW, THEREFORE, effective February 12, 2016, the 2009 OSP is amended and restated in its entirety as follows:

1.	Purpose.
The Plan is intended to provide severance benefits to salaried officers of Ixia who shall become eligible for benefits under this Plan. The purpose of this Plan is to provide certain benefits to Eligible Officers during the transition period following the loss of employment under circumstances outlined in this Plan. The provisions herein are being offered and provided at the sole discretion of the Company.

2.	Definitions.
As used herein, the terms identified below shall have the meanings indicated:
(a)    “Administrator” means the Compensation Committee of the Board of Directors of the Company (or such other committee as may be appointed by the Board to administer this Plan); and, in the absence of any such committee, shall mean the Board of Directors of the Company.
(b)    “Annual Compensation” means:

(i)
for purposes of determining the amount of an Eligible Officer’s Severance Allowance payable under Section 4 hereof, the highest regular rate of annual base salary paid by the Company to an Eligible Officer in his or her capacity as such with respect to the calendar year in which his or her Termination Date occurs, plus the Eligible Officer’s Average Bonus; and

(ii)
for purposes of determining the amount of an Eligible Officer’s Severance Allowance payable under Section 6 hereof, the highest regular rate of annual base salary paid by the Company to an Eligible Officer in his or her capacity as such with respect to the calendar year in which his or her Termination Date occurs, plus 100% of his or her target bonus and/or target commission compensation for such calendar year or, if such target bonus and/or target commission compensation has not yet been approved for that year, the target bonus and/or target commission compensation for the prior calendar year.

For purposes of determining the Annual Compensation in (i) and (ii) of this Section 2(b), the following payments shall be excluded and not taken into account: automobile allowances; pension payments, 401(k) and matching contributions; gains realized in connection with the exercise of a stock option or participation in a stock option or purchase plan or other equity incentive plan; employer contributions for benefits, relocation payments, expense reimbursements, noncash compensation, and similar payments; sign-on, make-whole, guaranteed, and employee bonuses; and other payments as determined by the Administrator.

(c)    “Average Bonus” means the average of the annual aggregate amounts of any bonus payments, commissions, and/or cash incentive compensation earned by an Eligible Officer in his or her capacity as an Eligible Officer for services rendered to the Company during the three completed calendar years immediately preceding the Termination Date. Average Bonus shall not take into account (i) any preceding calendar year (including any bonus, commissions, and/or cash incentive compensation earned by an Eligible Officer in any capacity with respect to such calendar year) unless the Eligible Officer was employed by the Company as an Eligible Officer for the full calendar year, or (ii) any preceding calendar year (or any bonus, commissions, and/or cash incentive compensation) for which the Eligible Officer’s bonus, commissions, and/or cash incentive compensation has not been determined as of the Termination Date. For purposes of clarification and by way of example only:

(i)
if an Eligible Officer as of his or her Termination Date has been employed as an Eligible Officer for two and one-half calendar years prior to the calendar year in which his or her Termination Date occurs, Average Bonus would be determined by dividing the sum of the aggregate bonus, commissions, and/or cash incentive compensation earned for the two immediately preceding full calendar years by two.

(ii)
If an Eligible Officer as of his or her Termination Date has been employed as an Eligible Officer for three full calendar years prior to the calendar year in which the Termination Date occurs, but his or her bonus, commissions, and/or cash incentive compensation has not yet been determined with respect to the calendar year immediately preceding the Termination Date, then Average Bonus would be determined by dividing the sum of the aggregate bonus, commissions, and/or incentive compensation earned for the first two years of such three-year period by two, and the immediately preceding calendar year would be disregarded.

(iii)
If the Eligible Officer has not been employed by the Company as an Eligible Officer for at least one full calendar year immediately prior to his or her Termination Date, Average Bonus shall not be a part of his or her Annual Compensation and therefore shall not be used in determining any Severance Allowance payable to such Eligible Officer.

(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause.” Termination by Ixia of an Eligible Officer’s employment for “Cause” means termination as a result of:

(i)	willful refusal or failure to follow one or more important Company policies;

(ii)	any conduct amounting to gross incompetence;

(iii)
any absence (excluding vacations, illnesses or leaves of absence) from work for more than five consecutive work days or chronic absences from work (also excluding vacations, illnesses or leaves of absence), all of which are neither authorized, justified nor excused;

(iv)	refusal or failure, after written notice and reasonable time to comply, to perform material, appropriate duties;

(v)	refusal, after written notice and reasonable time to comply, to obey any lawful resolution of the Board;

(vi)	embezzlement, misappropriation of any property or other asset of the Company (other than de minimis properties or assets) or misappropriation of a corporate opportunity of the Company;

(vii)	offer, payment, solicitation or acceptance in violation of Company policy or law of any bribe, kickback or item of value with respect to the Company’s business;

(viii)	conviction of the Eligible Officer for or the entering of a plea of nolo contendere with respect to any felony whatsoever or for any misdemeanor involving moral turpitude;

(ix)
any act or failure to act by the Eligible Officer that is widely reported in the general or trade press or otherwise and which achieves a general notoriety and which act or failure to act involves conduct that is illegal or generally considered immoral or scandalous;

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(x)
any willful material breach of the Eligible Officer’s obligations to the Company under any nondisclosure or proprietary agreement with or on behalf of the Company or any material unauthorized disclosure of any important confidential information of the Company; or

(xi)	unlawful use (including being under the influence) or possession of illegal drugs on Company premises.
(f)    “Change in Control.” A “Change in Control” of the Company shall be deemed to have occurred at such time as (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes after the effective date of this Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; (iii) there occurs the closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of liquidation of the Company or an agreement for the sale or disposition (other than in the ordinary course of business) by the Company of all or substantially all of the Company’s assets (or any transaction having essentially the same effect).
(g)    “CEO” means the Chief Executive Officer of the Company or, if no person is then serving as Chief Executive Officer, the President of the Company.
(h)    “Eligible Officers” mean only those duly elected or appointed officers of the Company that are expressly designated as “Eligible Officers” by the Board for the purposes of this Plan pursuant to resolutions duly adopted by the Board. An Eligible Officer shall cease being an Eligible Officer and a participant in the Plan on the date on which he or she ceases to be a duly elected or appointed officer of the Company, although the Administrator may, in its discretion, waive this requirement by written instrument.
(i)    “Employment Period” means the aggregate period of time during which an individual has been employed as a duly elected or appointed Eligible Officer (other than solely as Chairman of the Board, Secretary and/or Assistant Secretary) by the Company prior to the Termination Date.
(j)    “Good Reason” means (i) a material diminution in the Eligible Officer’s compensation; (ii) a material diminution in the Eligible Officer’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which Eligible Officer must perform the services; or (iv) any other action or inaction that constitutes a material breach by the Company of this Plan or any other plan or agreement under which the Eligible Officer provides services to the Company. Notwithstanding the preceding, “Good Reason” will not be deemed to exist unless the Eligible Officer notifies the Company in writing that he or she believes Good Reason exists. The Eligible Officer must set forth in reasonable detail why he or she believes Good Reason exists; provided, however, that the Eligible Officer must provide the Company with written notice of Good Reason within a period of 90 days of the initial existence of the condition alleged to give rise to Good Reason, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition and thereby eliminate the grounds for a “Good Reason” termination. A termination for Good Reason in accordance with this paragraph must be made no later than two years after the initial existence of the condition alleged to give rise to Good Reason and shall be treated as an involuntary separation from service for purposes of Code Section 409A.
(k)    “Severance Allowance” means the aggregate gross amount of severance payments determined in accordance with Section 4(a) of this Plan to be paid to an Eligible Officer who is entitled to receive severance benefits under this Plan.
(l)    “Termination Date” means the date on which an Eligible Officer (i) ceases to be a duly elected or appointed officer of the Company and (ii) incurs a separation from service from the Company within the meaning of Code Section 409A. For purposes of determining whether an Eligible Officer has ceased to be a duly elected or appointed officer of the Company in accordance with Section 2(l)(i), the Eligible Officer’s continued service as Chairman of the Board, Secretary, and/or Assistant Secretary will be disregarded so that the Eligible Officer may experience a Termination Date notwithstanding his or her continued service in that role.

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3.	Eligibility.
(a)    Participants. Only Eligible Officers shall be eligible to receive benefits under this Plan.
(b)    Eligible Terminations. Ixia will pay severance benefits under this Plan on account of the termination of an Eligible Officer’s employment with the Company only if the conditions set forth in Section 5 are fulfilled, such termination constitutes a separation from service within the meaning of Code Section 409A, such termination is non-temporary, and such termination is described in (i) or (ii) below, as applicable:

(i)	With respect to benefits payable pursuant to Section 4, the termination is:

A.	the result of a reduction in force (an involuntary separation without Cause and due to elimination of position or a layoff of personnel);

B.	the result of Ixia’s belief that the Eligible Officer is unable to fulfill or is not fulfilling the requirements of or should not hold an officer position for a reason other than for Cause;

C.
the result of such Eligible Officer having submitted to the Company his or her written resignation or offer of resignation (even if such indicates that such resignation is “voluntary”) upon and in accordance with (A) the request by the Board in writing or pursuant to a duly adopted resolution of the Board or (B) with respect to all Eligible Officers other than the Chief Executive Officer of the Company, the written request of the Chief Executive Officer of the Company;

D.
a termination which was the result of or in connection with a divestment by Ixia of the operating unit in which such Eligible Officer works and which unit is sold, conveyed or transferred to another corporation or entity (whether in connection with a sale of assets, stock or other form of transaction);

E.
a separation following the Company requiring the Eligible Officer to be based a material distance away from the Company’s offices at which such Eligible Officer was principally employed and such Eligible Officer declines to relocate except for required and appropriate travel on the Company’s business consistent with the Eligible Officer’s prior business travel obligations;

F.	a separation within 30 days following a material diminution (but in no event less than or equal to a 10% diminution) of the Eligible Officer’s annual base salary as in effect from time to time; or

G.	for the convenience of Ixia or otherwise for any reason other than one or more of the reasons set forth in Section 3(c).

(ii)	With respect to benefits payable pursuant to Section 6, the requirements of Section 6 are satisfied.
(c)    Ineligible Terminations. Notwithstanding Section 3(b), Ixia will not be obligated to pay severance benefits under this Plan to an Eligible Officer if the termination is the result of:

(i)
voluntary separation (a separation, including, subject to Section 3(c)(ii), retirement, initiated by the Eligible Officer), other than a voluntary separation pursuant to Section 3(b)(i)B, 3(b)(i)C, 3(b)(i)D, 3(b)(i)E, 3(b)(i)F or 3(b)(i)G hereof;

(ii)
retirement (other than at the time of reduction in force and other than as a result of Section 3(b)(i)B or 3(b)(i)C)), whether early retirement, retirement at normal retirement age or retirement following normal retirement age;

(iii)	the Company having terminated such Eligible Officer’s employment for Cause;

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(iv)
the removal of an Eligible Officer from one or more officer positions but such Eligible Officer is offered and accepts (and continuing to work at the Company in such new officer position shall, among other methods, be a method of acceptance) one or more other officer positions (other than merely Secretary or Assistant Secretary) at the Company; or

(v)
death or long term disability. Notwithstanding that such termination would not obligate the Company to pay severance benefits to an Eligible Officer under this Plan, upon termination of employment by reason of death or disability, then all of such Eligible Officer’s then outstanding unvested stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), restricted stock awards and other rights to purchase or acquire securities or other property of the Company (other than the Eligible Officer’s rights under the Company’s Employee Stock Purchase Plan (as in effect from time to time) qualifying under Code Section 423 (“ESPP”)), shall automatically vest and, in the case of stock options and SARs, become immediately exercisable in full, and provided it gives rise to no tax liability under Code Section 409A, such options and SARs shall remain exercisable for (i) the period specified in the applicable equity incentive plan, equity award agreement or other plan or agreement or, if longer, (ii) a period of 180 days following the Termination Date of such Eligible Officer (notwithstanding any provisions to the contrary in any applicable equity incentive plan, equity award agreement or other plan or agreement); provided, however, that any such option, SAR or other right shall not be exercisable after the expiration of the term of such option, SAR or other right set forth in the equity award agreement or other agreement evidencing such right. For those purposes, an Eligible Officer shall be deemed to be disabled only when he or she is determined to be disabled by the Social Security Administration or by the Company’s long term disability provider.

4.	Amount and Payment of Severance Benefits.
(a)    Severance Compensation. Unless otherwise provided in Section 6 herein, an Eligible Officer who is entitled to receive severance benefits under this Plan shall receive a Severance Allowance in an amount equal to the product of (i) such Eligible Officer’s then current Annual Compensation; and (ii) a percentage determined in accordance with the following table:

Office Held At Termination

Length of Employment Period	Officer other than CEO	CEO
<One Year	50%	100%
≥One Year	100%	200%

(b)    Method of Payment. To the extent such benefit is not forfeited as a result of the failure to satisfy the requirements of Section 5 of this Plan, a terminated Eligible Officer’s Severance Allowance will be paid in 12 equal monthly installments, less all applicable withholding taxes and permissible offsets, commencing, except as required by Section 9, on the thirty-first day following the terminated Eligible Officer’s Termination Date.
(c)    Health Care Insurance Continuation. Ixia (at its expense) will continue, for a period of 18 months following the Termination Date, health care coverage for the terminated Eligible Officer and his or her family members who are “qualified beneficiaries” (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)) under Ixia’s group health plan(s) generally available during such period to employees participating in such plan(s) and at levels and with coverage no greater than those provided to such terminated Eligible Officer as of the Termination Date. If such coverage cannot be provided pursuant to the terms of Ixia’s group health plan(s), Ixia may satisfy this obligation by providing comparable coverage through an individual policy or, if such comparable coverage is significantly more expensive than the coverage being provided to employees, by providing coverage through an individual policy with a cost comparable, to the cost of coverage provided through Ixia’s group health plan(s). Thereafter, such terminated Eligible Officer (at his or her expense) may elect coverage under a conversion health plan available under Ixia’s group health plan(s) from the Company’s health insurance carrier if and to the extent he or she is entitled to do so as a matter of right under federal or state law.
(d)    Other Benefit Plans. Except as otherwise expressly provided in this Section 4 or as required by applicable law, a terminated Eligible Officer shall have no right to continue his or her participation in any Company benefit plan following such Eligible Officer’s termination. Without limiting the generality of the foregoing, a terminated Eligible Officer shall not be entitled to participate in the Company’s 401(k) Plan or any similar plan following his or her Termination Date.

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(e)    Pro Rata Bonus. The Company may, in its sole discretion, make a payment to a terminated Eligible Officer to account for any pro rata bonus payment earned but not yet paid with respect to the year in which such Eligible Officer’s Termination Date is contained.
(f)    Vacation Pay. A terminated Eligible Officer will be promptly paid for accrued and unused vacation entitlement on and through the Termination Date.
(g)    Offset. To the maximum extent permitted by law, the Company may offset any and all amounts due or otherwise owed to the Company by the terminated Eligible Officer against the severance payments due to the terminated Eligible Officer under this Plan.
(h)    Section 280G. Notwithstanding anything herein to the contrary, to the extent that the severance benefits to be paid to an Eligible Officer hereunder exceed an amount equal to three times the Eligible Officer’s base compensation as determined pursuant to Code Section 280G, the amount of the severance benefits shall be reduced to the minimum extent necessary to ensure that the severance benefits do not exceed the amount determined pursuant to Code Section 280G. Any such reductions shall be made first from compensation which is not deferred compensation subject to regulation under Code Section 409A. This Section 4(h) shall apply only with respect to a severance benefit which is a “parachute payment” within the meaning of Code Section 280G.
(i)    Acceleration of Vesting. If an Eligible Officer becomes eligible for severance benefits pursuant to Section 3 of this Plan (and not on account of a Change in Control provision as provided in Section 6), then all of such Eligible Officer’s then unvested stock options, stock appreciation rights, restricted stock units, restricted stock awards and other rights to purchase or acquire securities or other property of the Company (other than rights under the ESPP), that are subject to vesting and that would have vested within 12 months following the Eligible Officer’s Termination Date, shall vest on the Termination Date and, in the case of stock options and SARs, upon vesting become immediately exercisable in full, and provided it gives rise to no tax liability under Code Section 409A, such options and SARs and rights to purchase securities or other property of the Company shall remain exercisable for (i) the period specified in the applicable equity incentive plan, equity award agreement or other plan or agreement or, if longer, (ii) a period of 90 days following the Termination Date (notwithstanding any provisions to the contrary in any applicable equity incentive plan, equity award agreement or other plan or agreement); provided, however, that any such option, SAR, or other right shall not be exercisable after the expiration of the term of such option, SAR, or other right set forth in the equity award agreement or other agreement evidencing such right. For purposes of clarification, with respect to performance-based equity awards that as of an Eligible Officer’s Termination Date are earned and subject to vesting but not yet fully vested, the vesting of such awards shall be accelerated as described above in this Section 4(i), and (b) with respect to performance-based equity awards that as of an Eligible Officer’s Termination Date are not yet earned and subject to vesting, such awards shall be forfeited and cancelled in their entirety upon the Termination Date, and shall not be subject to acceleration of vesting pursuant to this Section 4(i). For purposes of this Plan, whether a performance-based equity award is earned and subject to vesting or unearned on the Termination Date shall be determined in accordance with the specific terms and conditions of such award. The acceleration of vesting and other benefits under this Section 4(i) and all other severance benefits under this Section 4 are subject to satisfaction of the requirements of Section 5 of this Plan.
(j)    Installments. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments.

5.	Condition Precedent to Severance Benefits.
(a)    Separation Agreement. Notwithstanding anything herein to the contrary and in consideration for and as a condition precedent to the payment of severance or any other benefits under this Plan, including without limitation the acceleration of vesting of equity awards, an Eligible Officer otherwise entitled to receive payments or benefits under this Plan shall, following his or her Termination Date, execute and deliver to the Company a written separation agreement (the “Agreement”), in substantially the form of agreement attached hereto as Attachment I. Except for terminations subject to Section 3(c)(v) and as provided in the last sentence of Section 5(b), an Eligible Officer shall not have any rights whatsoever to receive severance benefits under this Plan unless he or she timely executes and delivers to the Company the Agreement. The obligations set forth in the Agreement shall be in addition to any existing and continuing duties that such Eligible Officer may otherwise have under law to the Company as a result of his or her former capacity as an officer, employee, director, shareholder or otherwise.

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(b)    Timing and Procedure. Not later than 20 days after an Eligible Officer’s Termination Date, the Company shall provide such Eligible Officer with the Agreement for his of her execution. Unless such Agreement is duly executed and returned by the Eligible Officer to the Company within 21 days after he or she receives it or the Eligible Officer correctly disputes or otherwise correctly disagrees with the Company’s determination of the severance payments payable under this Plan and has made a timely claim in accordance with Section 8(a) hereof, such Eligible Officer shall be deemed to have waived and forfeited his or her rights to severance payments and benefits under this Plan and the Company shall have no further obligations whatsoever to such Eligible Officer under this Plan. If the Company shall not provide the Agreement to the Eligible Officer within 20 days after such Eligible Officer’s Termination Date, the Company shall be deemed to have waived the condition set forth in this Section 5 and the Eligible Officer shall not be required to execute the Agreement as a condition to receiving any severance payments or other benefits under this Plan. Notwithstanding the foregoing, any installment payment described in Section 4(b) above that would otherwise be paid to an Eligible Officer that is delayed pending the Eligible Officer’s consideration and execution of the Agreement shall be paid to the Eligible Officer on the next scheduled installment payment date following the date the Eligible Officer executes the Agreement, and such delay shall not affect the timing of the payment of any installments not so delayed.

6.	Change in Control Provisions.
(a)    Limitation. The provisions of this Section 6 shall apply only in the event that a Change in Control of the Company shall occur or an Eligible Officer’s employment with the Company is terminated in connection with or otherwise directly because of an anticipated Change in Control.
(b)    Eligible Terminations. Notwithstanding any provision of this Plan to the contrary, the Company will pay the severance benefits provided in this Plan (including the Severance Allowance, at an adjusted percentage outlined in Section 6(c) below) to an Eligible Officer who (i) is terminated by the Company (or the surviving and controlling company if other than the Company (the “Acquiror)) without Cause upon or within two years following a Change in Control of the Company, (ii) elects to terminate his or her employment for Good Reason upon or within two years after a Change in Control, or (iii) has his or her employment with the Company terminated prior to a Change in Control if the termination is in connection with or otherwise directly because of such anticipated Change in Control as contemplated by Section 6(d) hereof. The provisions of this Section 6 shall automatically expire on the second anniversary of the Change in Control, and an Eligible Officer shall not be eligible to claim benefits under this Plan, including Section 6, thereafter.
(c)    Severance Allowance. Notwithstanding any provision in Section 4(a) to the contrary, in the event severance benefits are paid pursuant to the terms of this Section 6, an Eligible Officer who is entitled to receive severance benefits under this Plan shall receive a Severance Allowance payable pursuant to the terms of Section 4(b) in an amount equal to the product of (i) such Eligible Officer’s then current Annual Compensation, and (ii) a percentage determined in accordance with the following table:

Office Held At Termination
Eligible Officer other than CEO	CEO
125%	200%

(d)    Pre-CIC Termination. In the event that an Eligible Officer’s employment with the Company is terminated for any reason prior to a Change in Control of the Company, such Eligible Officer shall not be entitled to any benefits under this Section 6 unless such termination was in connection with or otherwise directly because of such anticipated Change in Control.
(e)    Equity/Property Rights. (i) If upon or within two years following a Change in Control of the Company, an Eligible Officer’s employment with the Company (or any of its affiliates) or any Acquiror (or any of its affiliates) is terminated by the employer for any reason other than a termination for Cause, or (ii) if prior to a Change in Control, an Eligible Officer’s employment with the Company is terminated in connection with or otherwise directly because of such anticipated Change in Control as contemplated by Section 6(d) hereof, then all of such Eligible Officer’s then unvested stock options, SARs, RSUs, restricted stock awards and other rights to purchase or acquire securities or other property of the Company or the Acquiror (including but not limited to any options or rights assumed by any Acquiror in connection with the Change in Control and any performance-based equity awards that at such time are earned and subject to vesting), other than any such options or rights that were granted after the effective date of the Change in Control and other than rights granted under the ESPP, shall vest and, in the case of stock options and SARs, upon vesting become immediately exercisable in full, and, provided it gives rise to no tax

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liability under Code Section 409A, all of such Eligible Officer’s options, SARs, and rights to purchase securities or other property of the Company and/or the Acquiror (other than any such options and rights that were granted after the effective date of the Change in Control and other than rights granted under the ESPP, which options and rights shall be governed by the terms thereof) shall remain exercisable for (a) the period specified in the applicable equity incentive plan, equity award agreement or other plan or agreement or, if longer, (b) a period of one year following the effective date of such Eligible Officer’s termination of employment (notwithstanding any provisions to the contrary in any applicable equity incentive plan, equity award agreement or other plan or agreement); provided, however, that any such option, SAR or other right shall not be exercisable after the expiration of the term of such option, SAR or other right set forth in the equity award agreement or other agreement evidencing such right. For purposes of this Plan, whether a performance-based equity award is earned and subject to vesting or unearned on the Termination Date shall be determined in accordance with the specific terms and conditions of such award. The Company may, in its discretion, grant performance-based equity awards that provide for specific terms and conditions upon which, in the event an Eligible Officer’s employment with the Company is terminated in connection with or otherwise directly because of an anticipated Change in Control as contemplated by Section 6(d) hereof, such awards may become earned and subject to vesting following the Termination Date. Any such benefits shall be deemed provided pursuant to this Plan. The acceleration of vesting and other benefits under this Section 6(e) and all other Change in Control severance benefits under this Section 6 are subject to satisfaction of the requirements of Section 5 of this Plan.

7.	Administration of this Plan.
This Plan shall be interpreted and administered for the Company by the Administrator who shall also be the named fiduciary of this Plan. The Administrator shall administer this Plan in accordance with its terms and shall have all powers necessary to carry out this Plan’s provisions on behalf of the Company. The Administrator shall have discretionary authority on behalf of the Company to determine reasonably and in good faith all questions arising in the administration, interpretation and application of this Plan and to construe the terms of this Plan, including any disputed or doubtful terms or the eligibility of an Eligible Officer for any benefit hereunder. Except as otherwise expressly provided in this Plan, the Administrator shall have no power or authority to add to, subtract from or modify any of the terms of this Plan, or to change or modify any of the benefits provided by this Plan, or to waive or fail to apply any requirements for eligibility for a benefit under this Plan.

8.	Claims for Benefits.
(a)    Initial Claim. In the event an Eligible Officer disputes or otherwise disagrees with the Company’s determination of the severance benefits payable to him or her and desires to make a claim (a “claimant”) with respect to any of the benefits provided hereunder, the claimant shall so notify, in writing, the Administrator by actual receipt or registered mail (addressed to the “Officer Severance Plan Administrator,” Ixia, 26601 West Agoura Road, Calabasas, California 91302) and shall submit evidence of events constituting a termination of employment with the Company. Any claim with respect to any of the benefits provided under this Plan shall be made in writing within 90 days of the later of (i) the claimant’s becoming aware of the event which the claimant asserts entitles him or her to severance benefits; or (ii) the Company notifying him or her of its determination of the severance benefits payable to him or her under this Plan as a result of the occurrence of that event. Failure by the claimant to submit his or her claim within such 90-day period shall bar the claimant from disputing the Company’s notification to him or her of its determination of the severance benefits payable to him or her under this Plan as a result of the occurrence of that event.
(b)    Appeal. In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Administrator within 60 days of the claimant’s above-referenced notice a written explanation of the reason for denial and the claimant or his or her duly authorized representative may appeal the denial of the claim to the Administrator at any time within 60 days after the receipt by the claimant of written notice from the Administrator of the denial of the claim. In connection therewith, the claimant or his or her duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of a request for review of a denied claim, the Administrator shall make a decision with respect thereto and, not later than 60 days after receipt of a request for review, shall furnish the claimant with a decision on the review in writing, including the specific reasons for the decision written in a manner reasonably calculated to be understandable by the claimant or the claimant’s attorney or accountant, as well as specific reference to the pertinent provisions of this Plan upon which the decision is based. In reaching its decision, the Administrator shall have the discretionary authority in good faith to determine on behalf of the Company all questions arising under this Plan.

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9.	Code Section 409A Compliance.
(a)    Six Month 409A Delay Period. Notwithstanding anything herein to the contrary, in the event that an Eligible Officer is determined to be a specified employee of the Company on his or her Termination Date, as such term is defined within the meaning of Code Section 409A, and a delay in severance pay and benefits provided under this Plan is necessary for compliance with Code Section 409A(a)(2)(B)(i), then:
(1)    The Severance Allowance and any continuation of benefits or reimbursement of benefit costs provided under this Plan and not otherwise exempt from Code Section 409A shall be delayed for a period of six months (the “409A Delay Period”). In such event, the Severance Allowance and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to an Eligible Officer during the 409A Delay Period shall be paid to Employee in a lump sum cash amount, with interest accruing at a reasonable rate from the Termination Date, on the first day of the seventh month immediately following the Termination Date.
(2)    Notwithstanding the foregoing, to the extent that it will not cause adverse tax consequences under Code Section 409A, the amount of the Severance Allowance that does not exceed two times the lesser of (i) the sum of the Eligible Officer’s annualized compensation based upon his or her annual rate of pay for services provided to the Company for the prior taxable year, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Eligible Officer’s Termination Date occurs (such amount is $265,000 in 2015), may be paid without regard to the 409A Delay Period.
(b)    Savings Clause. This Plan is intended to comply with the provisions of Code Section 409A. If any compensation or benefits provided by this Plan may result in adverse consequences under Code Section 409A to the Eligible Officer, the Company shall, in consultation with the affected Eligible Officer, make reasonable efforts to modify the Plan and/or the affected Eligible Officer’s Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Code Section 409A or in order to comply with the provisions of Code Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Eligible Officer.

10.	Miscellaneous Provisions.
(a)    Offset. If an Eligible Officer shall become entitled to receive benefits or payments from the Company pursuant to the provisions of any statute, rule or regulation of the United States or any state, territory, commonwealth or political subdivision thereof as the result of a plant or facility shutdown or closing, or the change in the control or ownership of the Company (other than unemployment benefits), the amount of severance benefits payable hereunder shall be offset dollar for dollar and reduced by such benefits otherwise payable to the Eligible Officer under such statute, rule or regulation.
(b)    Enforcement. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.
(c)    Benefits Nonalienable. Except as may be required by law, no benefit which shall be payable under this Plan to any Eligible Officer shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, in the event of the death of a terminated Eligible Officer prior to the end of the period over which such Eligible Officer is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Eligible Officer or to the person who acquired the rights to such benefits by bequest or inheritance. Except as may be provided by law, no benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any Eligible Officer, nor shall it be subject to attachment or legal process for, or against, the Eligible Officer and the same shall not be recognized under this Plan.
(d)    No Right to Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company which provides otherwise, employment with the Company is employment-at-will. This means termination of employment may be initiated by the Eligible Officer or by the Company at any time for any reason which is not unlawful, with or without cause.
(e)    Applicable Law. This Plan shall be construed, administered and governed under and by the laws of the State of California and the laws of the United States to the extent they preempt state law or are otherwise applicable to this Plan.

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(f)    Entire Agreement. This Plan constitutes the entire Officer Severance Plan for the Company and supersedes all previous representations, understandings and plans with respect to officer severance, and any such representations, understandings and plans with respect to officer severance are hereby canceled and terminated in all respects.
(g)    Amendment/Termination. Subject to the limitations herein provided, this Plan and each provision hereof may be amended, modified, supplemented, terminated or waived at any time by the Board. Each such amendment, modification, supplement, termination or waiver shall be in writing, shall be promptly sent in writing to each Eligible Officer and shall be effective on the date on or after such Board action as is specified by the Board; provided, however, that (i) no such action shall have the effect of retroactively changing or depriving any terminated Eligible Officers of their rights to benefits payable with respect to events occurring prior to the effective date of such amendment, modification, supplement, termination or waiver unless the explicit written consent or waiver of such officer thereto is obtained; (ii) no such action shall materially diminish the rights under this Plan of an officer who is an Eligible Officer at the date on which such amendment, modification, supplement, termination or waiver is approved by the Board unless (a) the explicit written consent thereto or waiver by such Eligible Officer is obtained or (b) the Board specifies that such action shall not become effective with respect to those officers who are Eligible Officers on the date such action is duly approved by the Board until at least 12 months have elapsed after such Eligible Officers have been notified in writing of the Board’s approval of such action; and (iii) no such action shall be taken prior to the second anniversary of a Change in Control. Except as expressly provided herein, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.
(h)    Taxes/Withholding. Notwithstanding any provision herein, the Company makes no representation as to the tax treatment of any payments under this Plan, and the Eligible Officer shall be liable for all tax liabilities, other than the Company’s share of applicable employment tax liabilities, associated with such payments. Each Eligible Officer should consult a competent and independent tax advisor regarding the tax consequences of his or her participation in this Plan. The Eligible Officer shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no such arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as it may reasonably deem appropriate.
IXIA
By: /s/ Bethany Mayer
Bethany Mayer
President and Chief Executive Officer

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ATTACHMENT I

EMPLOYMENT SEPARATION AGREEMENT
THIS EMPLOYMENT SEPARATION AGREEMENT (the “Agreement”), which includes Exhibits A, B and C hereto which are incorporated herein by this reference, is entered into by and between IXIA, a California corporation (“Ixia”), and ____________________ (“Former Employee”), and shall become effective when executed by both parties hereto (the “Effective Date”).
RECITALS
a.    Former Employee ceased to be an employee and officer of Ixia on _______________, 20___ (the “Termination Date”).
b.    Former Employee desires to receive severance benefits under Ixia’s Officer Severance Plan (as Amended and Restated effective February 12, 2016) (together with any amendments, the “Severance Plan”), which benefits are stated in the Severance Plan to be contingent upon, among other things, Former Employee’s entering into this Agreement and undertaking the obligations set forth herein.
c.    Ixia and Former Employee desire to set forth their respective rights and obligations with respect to Former Employee’s separation from Ixia and to finally and forever settle and resolve all matters concerning Former Employee’s past services to Ixia.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, Ixia and Former Employee hereby agree as follows:

1.	DEFINITIONS
As used herein, the following terms shall have the meanings set forth below:
1.1    “Includes;” “Including.” Except where followed directly by the word “only,” the terms “includes” or “including” shall mean “includes, but is not limited to,” and “including, but not limited to,” respectively.
1.2    “Severance Covered Period.” The term “Severance Covered Period” shall mean a period of time commencing upon the effective date of this Agreement and ending on the date on which the last installment of the Severance Allowance is due and payable pursuant to Section 6.2 of this Agreement.
1.3    Other Capitalized Terms. Capitalized terms (other than those specifically defined herein) shall have the same meanings ascribed to them in the Severance Plan.

2.	MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS
Each party hereto represents, warrants and covenants (with respect to itself/himself/herself only) to the other party hereto that, to its/his respective best knowledge and belief as of the date of each party’s respective signature below:
2.1    Full Power and Authority. It/he/she has full power and authority to execute, enter into and perform its/his obligations under this Agreement; this Agreement, after execution by both parties hereto, will be a legal, valid and binding obligation of such party enforceable against it/him or her in accordance with its terms; it/he/she will not act or omit to act in any way which would materially interfere with or prohibit the performance of any of its/his obligations hereunder, and no approval or consent other than as has been obtained of any other party is necessary in connection with the execution and performance of this Agreement.

2.2    Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated:
i.    will not interfere or conflict with, result in a breach of, constitute a default under or violation of any of the terms, provisions, covenants or conditions of any contract, agreement or understanding, whether written or oral, to which it/he/she is a party (including, in the case of Ixia, its bylaws and articles of incorporation each as amended to date) or to which it/he/she is bound;
ii.    will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over such party; and
iii.    has not heretofore been assigned, transferred or granted to another party, or purported to assign, transfer or grant to another party, any rights, obligations, claims, entitlements, matters, demands or causes of actions relating to the matters covered herein.

3.	CONFIDENTIALITY OBLIGATIONS DO NOT TERMINATE
Former Employee acknowledges that any confidentiality, proprietary rights, non-solicitation, or nondisclosure agreement(s) in favor of Ixia which he or she may have entered into from time to time in connection with his or her employment (collectively, the “Nondisclosure Agreement”) with Ixia is understood to be intended to survive, and does survive, any termination of such employment, and accordingly nothing in this Agreement shall be construed as terminating, limiting or otherwise affecting any such Nondisclosure Agreement or Former Employee’s obligations thereunder. Without limiting the generality of the foregoing, no time period set forth in this Agreement shall be construed as shortening or limiting the term of any such Nondisclosure Agreement, which term shall continue as set forth therein.

4.	BENEFITS
4.1    Health Care Insurance Continuation. Ixia (at its expense) will continue, for a period of 18 months following the Termination Date, health care coverage for Former Employee and his or her family members who are “qualified beneficiaries” (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)) under Ixia’s group health plan(s) generally available during such period to employees participating in such plan(s) and at levels and with coverage no greater than those provided to such Former Employee as of the Termination Date. Thereafter, Former Employee (at his or her expense) may elect coverage under a conversion health plan available under Ixia’s group health plan(s) from the Company’s health insurance carrier if and to the extent he is entitled to do so as a matter of right under federal or state law.
4.2    Other Benefit Plans. Except as otherwise expressly provided in this Section 4 or as required by applicable law, Former Employee shall have no right to continue his or her participation in any Ixia benefit plan following such employee’s termination.

5.	STOCK OPTIONS AND OTHER RIGHTS
5.1    Exhibit A hereto sets forth any and all outstanding stock options, stock appreciation rights, restricted stock units, restricted stock awards, warrants and other rights to purchase capital stock or other securities of Ixia (including but not limited to stock purchase agreements, but excluding rights under the ESPP) which have been previously issued to Former Employee and which are outstanding as of the date hereof. Except for any acceleration of vesting and extension of the exercise period as expressly provided in the Severance Plan, nothing in this Agreement shall alter or affect any of such outstanding stock options, stock appreciation rights, restricted stock units, restricted stock awards, warrants or rights, Former Employee’s rights or responsibilities with respect thereto, including but not limited to Former Employee’s rights to exercise any of his or her options, stock appreciation rights, warrants or rights following the Termination Date, or Ixia’s rights with respect thereto.

6.	PAYMENTS TO FORMER EMPLOYEE
6.1    Employee Compensation. Ixia has paid, and Former Employee acknowledges and agrees that Ixia has paid, to him or her any and all salary and accrued but unpaid vacation and sick pay owed by Ixia to Former Employee up to and including the Termination Date other than any compensation owed to him or her under the Severance Plan.

6.2    Severance Allowance. In consideration for the release by Former Employee set forth herein (including the release of any and all claims Former Employee has or may have under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”)) and Former Employee’s performance of his or her obligations under this Agreement (including but not limited to Former Employee’s obligations under Section 7 hereof), (i) Former Employee is entitled to receive, and Ixia shall pay to Former Employee, a Severance Allowance in the aggregate gross amount of $______________ payable in 12 equal monthly installments of $________ each, less all applicable withholding taxes, beginning on the date that is thirty-one days following the Termination Date, in accordance with the terms and conditions of the Severance Plan, and (ii) Former Employee is further entitled to receive and Ixia shall provide acceleration of vesting and an extended exercise period pursuant to the terms specified in the Severance Plan.

7.	NON-SOLICITATION
Subject and in addition to Former Employee’s existing fiduciary duties as a former officer and employee of Ixia to the extent such continues under applicable law after Former Employee’s Termination Date, provided that Ixia has not breached any of the terms of this Agreement or any other currently existing written agreements between Ixia and Former Employee, Former Employee agrees until the completion of the Severance Covered Period not to induce or attempt to induce any person who is an officer, director, employee, principal or agent of or with respect to Ixia to leave his or her employment, agency, directorship or office with Ixia. The parties acknowledge that the provisions and obligations set forth in this Section 7 are an integral part of this Agreement and that in the event Former Employee breaches any of the provisions or obligations of this Section 7 or any other term, provision or obligation of this Agreement, then Ixia, in addition to any other rights or remedy it may have at law, in equity, by statute or otherwise, shall be excused from its payment obligations to Former Employee under the Severance Plan and this Agreement.

8.	CONFIDENTIAL INFORMATION AND TRADE SECRETS
8.1    Former Employee hereby recognizes, acknowledges and agrees that Ixia is the owner of proprietary rights in certain confidential sales and marketing information, programs, tactics, systems, methods, processes, compilations of technical and non-technical information, records and other business, financial, sales, marketing and other information and things of value. To the extent that any or all of the foregoing constitute valuable trade secrets and/or confidential and/or privileged information of Ixia, Former Employee hereby further agrees as follows:
i.    That, except with prior written authorization from Ixia’s CEO, for purposes related to Ixia’s best interests, he or she will not directly or indirectly duplicate, remove, transfer, disclose or utilize, nor knowingly allow any other person to duplicate, remove, transfer, disclose or utilize, any property, assets, trade secrets or other things of value, including, but not limited to, records, techniques, procedures, systems, methods, market research, new product plans and ideas, distribution arrangements, advertising and promotional materials, forms, patterns, lists of past, present or prospective customers, and data prepared for, stored in, processed by or obtained from, an automated information system belonging to or in the possession of Ixia which are not intended for and have not been the subject of public disclosure. Former Employee agrees to safeguard all Ixia trade secrets in his or her possession or known to him or her at all times so that they are not exposed to, or taken by, unauthorized persons and to exercise his or her reasonable efforts to assure their safekeeping. This subsection shall not apply to information that as of the date hereof is, or as of the date of such duplication, removal, transfer, disclosure or utilization (or the knowing allowing thereof) by Former Employee has (i) become generally known to the public or competitors of Ixia (other than as a result of a breach of this Agreement); (ii) been lawfully obtained by Former Employee from any third party who has lawfully obtained such information without breaching any obligation of confidentiality; or (iii) been published or generally disclosed to the public by Ixia. Former Employee shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.
ii.    That all improvements, discoveries, systems, techniques, ideas, processes, programs and other things of value made or conceived in whole or in part by Former Employee with respect to any aspects of Ixia’s current or anticipated business while an employee of Ixia are and remain the sole and exclusive property of Ixia, and Former Employee has disclosed all such things of value to Ixia and will cooperate with Ixia to insure that the ownership by Ixia of such property is protected. All of such property of Ixia in Former Employee’s possession or control, including, but not limited to, all personal notes, documents and reproductions thereof, relating to the business and the trade secrets or confidential or privileged information of Ixia has already been, or shall be immediately, delivered to Ixia.

8.2    Former Employee further acknowledges that as the result of his or her prior service as an officer and employee of Ixia, he or she has had access to, and is in possession of, information and documents protected by the attorney-client privilege and by the attorney work product doctrine. Former Employee understands that the privilege to hold such information and documents confidential is Ixia’s, not his or her personally, and that he or she will not disclose the information or documents to any person or entity without the express prior written consent of the CEO or Board of Ixia unless he or she is required to do so by law.
8.3    Former Employee’s obligations set forth in this Section 8 shall be in addition to, and not instead of, Former Employee’s obligations under any written Nondisclosure Agreement.

9.	ENFORCEMENT OF SECTIONS 7 AND 8
Former Employee hereby acknowledges and agrees that the services rendered by him or her to Ixia in the course of his or her prior employment were of a special and unique character, and that breach by him or her of any provision of the covenants set forth in Sections 7 and 8 of this Agreement will cause Ixia irreparable injury and damages. Former Employee expressly agrees that Ixia shall be entitled, in addition to all other remedies available to it whether at law or in equity, to injunctive or other equitable relief to secure their enforcement.
The parties hereto expressly agree that the covenants contained in Sections 7 and 8 hereof are reasonable in scope, duration and otherwise; however, if any of the restraints provided in said covenants are adjudicated to be excessively broad as to geographic area or time or otherwise, said restraint shall be reduced to whatever extent is reasonable and the restraint shall be fully enforced in such modified form. Any provisions of said covenants not so reduced shall remain in full force and effect.

10.	PROHIBITION AGAINST DISPARAGEMENT
10.1    Former Employee agrees that for a period of two years following the Effective Date any communication, whether oral or written, occurring on or off the premises of Ixia, made by him or her or on his or her behalf to any person or entity (including, without limitation, any Ixia employee, customer, vendor, supplier, any competitor, any media entity and any person associated with any media) which in any way relates to Ixia (or any of its subsidiaries) or to Ixia’s or any of its subsidiaries’ directors, officers, management or employees: (a) will be truthful; and (b) will not, directly or indirectly, criticize, disparage, or in any manner undermine the reputation or business practices of Ixia or its directors, officers, management or employees.
10.2    The only exceptions to Section 10.1 shall be: (a) truthful statements privately made to (i) the CEO of Ixia, (ii) any member of Ixia’s Board, (iii) Ixia’s auditors, (iv) inside or outside counsel of Ixia, (v) Former Employee’s counsel or (vi) Former Employee’s spouse; (b) truthful statements lawfully compelled and made under oath in connection with a court or government administrative proceeding; and (c) truthful statements made to specified persons upon and in compliance with prior written authorization from Ixia’s CEO or Board to Former Employee directing him or her to respond to inquiries from such specified persons.

11.	COOPERATION
Former Employee agrees that for a period of five years commencing with the Effective Date he or she will cooperate fully and reasonably with Ixia in connection with any future or currently pending matter, proceeding, litigation or threatened litigation: (1) directly or indirectly involving Ixia (which, for purposes of this section, shall include Ixia and each of its current and future subsidiaries, successors or permitted assigns); or (2) directly or indirectly involving any director, officer or employee of Ixia (with regard to matters relating to such person(s) acting in such capacities with regard to Ixia business). Such cooperation shall include making himself or herself available upon reasonable notice at reasonable times and places for consultation and to testify truthfully (at Ixia’s expense for reasonable, pre-approved out-of-pocket travel costs plus a daily fee equal to one-twentieth of his or her monthly severance compensation under Section 6.2 hereof for each full or partial day during which Former Employee makes himself or herself so available) in any action as reasonably requested by the CEO or the Board of Directors. Former Employee further agrees to immediately notify Ixia’s CEO in writing in the event that he or she receives any legal process or other communication purporting to require or request him or her to produce testimony, documents, information or things in any manner related to Ixia, its directors, officers or employees, and that he or she will not produce testimony, documents, information or other things with regard to any pending or threatened lawsuit or proceeding regarding Ixia without giving Ixia prior written notice of the same and reasonable time to protect its interests with respect thereto. Former Employee further promises that when so directed by the CEO or the Board of Directors, he or she will make himself or herself available to attend any such legal proceeding and will truthfully respond to any questions in any manner concerning or relating to Ixia and will produce all documents and things in his or her possession or under his or her control which in any manner concern or relate to Ixia. Former Employee covenants and agrees that he or she will immediately notify Ixia’s CEO in writing in the event that he or she breaches any of the provisions of Sections 7, 8, 10 or 11 hereof.

12.	SOLE ENTITLEMENT
Former Employee acknowledges and agrees that his or her sole entitlement to compensation, payments of any kind, monetary and non-monetary benefits and perquisites with respect to his or her prior Ixia relationship (as an officer and employee) is as set forth in the Severance Plan, this Agreement, Ixia’s bonus plans for officers as in effect from time to time, stock option, restricted stock unit and warrant agreements, COBRA, and such other written agreements and securities between Ixia and Former Employee as may exist or as may be set forth on Exhibit B hereto.

13.	RELEASE OF CLAIMS
13.1    General. Former Employee does hereby and forever release and discharge Ixia and the predecessor corporation of Ixia as well as the successors, current, prior or future shareholders of record, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys, insurers and representatives of each of them, past, present or future, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal agency, court or other governmental entity which are existing on or arising prior to the date of this Agreement and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to the previous employment of Former Employee by Ixia, the separation of that employment, and any dealings between the parties concerning Former Employee’s employment existing prior to the date of execution of this Agreement, excepting only those obligations expressly recited herein or to be performed hereunder. Nothing contained in this Section 13 shall affect any rights, claims or causes of action which Former Employee may have (1) with respect to his or her outstanding stock options, warrants or other stock subscription rights to purchase Ixia Common Stock or other securities under the terms and conditions thereof; (2) as a shareholder of Ixia; (3) to indemnification by Ixia, to the extent required under the provisions of Ixia’s Amended and Restated Articles of Incorporation, as amended, Ixia’s Bylaws, as amended, the California General Corporation Law, insurance or contracts, with respect to matters relating to Former Employee’s prior service as a director, an officer, employee and agent of Ixia or its subsidiaries; (4) with respect to his or her eligibility for severance payments under the Severance Plan or any other written agreement listed on Exhibit B hereto; and (5) to make claims against or seek indemnification or contribution from anyone not released by the first sentence of this Section 13 with respect to any matter or anyone released by the first sentence of this Section 13 with respect to any matter not released thereby; or (6) with respect to Ixia’s performance of this Agreement. Further, Former Employee waives specifically any and all rights or claims Former Employee has or may have under the ADEA and/or the OWBPA, and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the severance benefits being paid pursuant to this Agreement.
13.2    Waiver of Unknown Claims. Former Employee acknowledges that he or she is aware that he or she may hereafter discover claims or facts different from or in addition to those he or she now knows or believes to be true with respect to the matters herein released, and he or she agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Former Employee acknowledges that he or she has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he or she has or may have under said Section, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”
13.3    Covenant Not to Sue on Matters Released. Former Employee covenants that he or she will not make, assert or maintain against any person or entity that Former Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, including but not limited to any claim or right under the ADEA, the OWBPA, or any other federal or state statute or regulation. Former Employee represents and warrants that he or she has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Former Employee represents and warrants that he or she knows of no other person or entity which claims an interest in the matters or claims herein released. Former Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Former Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys’ fees, resulting or arising from any breach of the representations, warranties and covenants made herein.

14.	ASSIGNMENT
Former Employee represents and warrants that he or she has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, entitlement, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless Ixia from and against any and all costs, expense, loss or liability incurred by Ixia as a consequence of any such assignment, transfer or grant.

15.	FORMER EMPLOYEE REPRESENTATIONS
Notwithstanding that this Agreement is being entered into subsequent to the Termination Date, except as listed by Former Employee on Exhibit C, from the period beginning on the Termination Date to the Effective Date, Former Employee represents and warrants that he or she has not acted or omitted to act in any respect which directly or indirectly would have constituted a violation of Sections 7, 8, 10 or 11 herein had this Agreement then been in effect.

16.	MISCELLANEOUS
16.1    Notices. All notices and demands referred to or required herein or pursuant hereto shall be in writing, shall specifically reference this Agreement and shall be deemed to be duly sent and given upon actual delivery to and receipt by the relevant party (which notice, in the case of Ixia, must be from an officer of Ixia) or five days after deposit in the U.S. mail by certified or registered mail, return receipt requested, with postage prepaid, addressed as follows (if, however, a party has given the other party due notice of another address for the sending of notices, then future notices shall be sent to such new address):

(a)	If to Ixia:	Ixia 26601 West Agoura Road Calabasas, California 91302 Attn: Chief Executive Officer
	With a copy to:	Bryan Cave LLP 120 Broadway, Suite 300 Santa Monica, CA 90401 Attention: Katherine F. Ashton, Esq.
(b)	If to Former Employee:	______________________________ ______________________________ ______________________________

16.2    Legal Advice and Construction of Agreement. Both Ixia and Former Employee have received (or have voluntarily and knowingly elected not to receive) independent legal advice with respect to the advisability of entering into this Agreement and with respect to all matters covered by this Agreement and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of the other party or such other party’s counsel (or employees) in entering into this Agreement.
16.3    Parties’ Understanding. Ixia and Former Employee state that each has carefully read this Agreement, that it has been fully explained to it/him or her by its/his attorney (or that it/he/she has voluntarily and knowingly elected not to receive such explanation), that it/he/she fully understands its final and binding effect, that the only promises made to it/him or her to sign the Agreement are those stated herein, and that it/he/she is signing this Agreement voluntarily.
16.4    Recitals and Section Headings. Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and section headings are used herein for convenience only, are not part of this Agreement and shall not be used in interpreting or construing it.

16.5    Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Notwithstanding the foregoing, the parties understand and agree that any Nondisclosure Agreement and all other written agreements between Former Employee and Ixia are separate from this Agreement and, subject to the terms and conditions of each such agreement, shall survive the execution of this Agreement, and nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in such agreements.
16.6    Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be determined by arbitration pursuant to Section 16.10 of this Agreement or held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity, subject or otherwise, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted herefrom in any action before that court, and all other provisions of this Agreement shall remain in full force and effect.
16.7    Amendment and Waiver. This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written document specifically identifying this Agreement and signed by each party hereto. Except as expressly provided in this Agreement, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such rights, power or remedy.
16.8    Cumulative Remedies. None of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred herein or now or hereafter available at law, in equity, by statute or otherwise.
16.9    Specific Performance. Each party hereto may obtain specific performance to enforce its/his rights hereunder and each party acknowledges that failure to fulfill its/his obligations to the other party hereto would result in irreparable harm.
16.10    Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm, any dispute or controversy between Ixia and Former Employee under this Agreement involving its interpretation or the obligations of a party hereto shall be determined by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, in the County of Los Angeles, State of California.
Arbitration may be conducted by one impartial arbitrator by mutual agreement. In the event that the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration, the arbitration shall proceed before a panel of three arbitrators, one of whom shall be selected by Ixia and one of whom shall be selected by Former Employee, and the third of whom shall be selected by the two arbitrators selected. All arbitrators are to be selected from a panel provided by the American Arbitration Association. The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party. The arbitrators shall have no power or authority to add to or, except as otherwise provided by Section 16.6 hereof, to detract from the agreements of the parties, and the prevailing party shall recover costs and attorneys’ fees incurred in arbitration. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. Any action arising out of or relating to this Agreement may be filed only in the Superior Court of the County of Los Angeles, California or the United States District Court for the Central District of California.
16.11    California Law and Location. This Agreement was negotiated, executed and delivered within the State of California, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the internal (and not the conflict of laws) laws of the State of California applicable to the construction and enforcement of contracts between parties resident in California which are entered into and fully performed in California. Any action or proceeding arising out of, relating to or concerning this Agreement that is not subject to the arbitration provisions set forth in Section 16.10 above shall be filed in the state courts of the County of Los Angeles, State of California or in a United States District Court in the Central District of California and in no other location. The parties hereby waive the right to object to such location on the basis of venue.

16.12    Attorneys’ Fees. In the event a lawsuit is instituted by either party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover from the losing party all reasonable attorneys’ fees, costs of suit and expenses (including the reasonable fees, costs and expenses of appeals), in addition to whatever damages or other relief the injured party is otherwise entitled to under law or equity in connection with such dispute.
16.13    Force Majeure. Neither Ixia nor Former Employee shall be deemed in default if its/his performance of obligations hereunder is delayed or become impossible or impracticable by reason of any act of God, war, fire, earthquake, strike, civil commotion, epidemic, or any other cause beyond such party’s reasonable control.
16.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
16.15    Successors and Assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder (including, without limitation, rights and duties of performance) to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that Ixia may assign this Agreement to a corporation acquiring: (1) 50% or more of Ixia’s capital stock in a merger or acquisition; or (2) all or substantially all of the assets of Ixia in a single transaction; and except that Former Employee may transfer or assign his or her rights under this Agreement voluntarily, involuntarily or by operation of law upon or as a result of his or her death to his or her heirs, estate and/or personal representative(s). Any prohibited assignment shall be null and void, and any attempted assignment of this Agreement in violation of this section shall constitute a material breach of this Agreement and cause for its termination by and at the election of the other party hereto by notice. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each person or entity released pursuant to Section 13 hereof and, except as otherwise provided herein, their respective legal successors and permitted assigns.
16.16    Payment Procedure. Except as otherwise explicitly provided herein or in the Severance Plan, all payments by Ixia to Former Employee or by Former Employee to Ixia due hereunder may be by, at the paying party’s election, cash, wire transfer or check. Except as explicitly provided herein or in the Severance Plan, neither party may reduce any payment or obligation due hereunder by any amount owed or believed owed to the other party under any other agreement, whether oral or written, now in effect or hereafter entered into.
16.17    Survival. The definitions, representations and warranties herein as well as the obligations set forth in Sections 7, 8 and 10‑16 hereof shall survive any termination of this Agreement for any reason whatsoever.
16.18    No Admission. Neither the entry into this Agreement nor the giving of consideration hereunder shall constitute an admission of any wrongdoing by Ixia or Former Employee.
16.19    Limitation of Damages. Except as expressly set forth herein, in any action or proceeding arising out of, relating to or concerning this Agreement, including any claim of breach of contract, liability shall be limited to compensatory damages proximately caused by the breach and neither party shall, under any circumstances, be liable to the other party for consequential, incidental, indirect or special damages, including but not limited to lost profits or income, even if such party has been apprised of the likelihood of such damages occurring.
16.20    Effectiveness. This Agreement shall become effective upon execution by the later of the parties hereto to execute this Agreement.

17.	DAY REVIEW PERIOD; RIGHT TO REVOKE
Former Employee acknowledges that he or she was advised in writing to consult with an attorney prior to executing this Agreement and represents and warrants to Ixia that he or she has done so, and further acknowledges that he or she has been given a period of 21 days within which to consider the terms and provisions of this Agreement with his or her attorney. If Former Employee has executed and delivered to Ixia this Agreement prior to the expiration of such 21-day period, then in doing so, Former Employee acknowledges that he or she has unconditionally and irrevocably waived his or her right to that unexpired portion of such 21-day period. In addition, Former Employee shall have the right to revoke this Agreement for a period of seven days following the date on which this Agreement is signed by sending written notification of such revocation directly to each of Ixia and ____________________ at the addresses specified in Section 16.1, supra, via hand delivery.

IXIA By: _________________________________ Print Name: __________________________ Print Title: ___________________________ Date: ________________ , 20__	[Insert Former Employee’s Name] Signature: ___________________________ Date: ____________________, 20__

EXHIBIT A
OUTSTANDING STOCK PURCHASE OR OTHER ACQUISITION RIGHTS

EXHIBIT B
LIST OF OTHER AGREEMENTS (Pursuant to §§12 and 13)

EXHIBIT C
EXCEPTIONS (Pursuant to §15)